AGREEMENT

This AGREEMENT is entered by and between:

         MASTEC, INC., a company organized and existing under the laws of the State of Florida, United States of America, with head office at 3155 N.W. 77th Avenue, in the city of Miami, State of Florida, United States of America, and/or any of its affiliated companies (hereinafter referred to as "MasTec"), and

         INEPAR, S.A. - INDUSTRIA E CONSTRUCOES, a company organized and existing under the laws of Brazil, with head office at Av. Jusceline K. De Oliveira, no. 11.400, Cidade Industrial, in the city of Curitiba, State of Parana, Brazil (hereinafter referred to as "Inepar"),

         (hereinafter jointly referred to as "Parties"@).

WHEREAS

This Agreement is based on the following:

A. MasTec and Inepar executed an Agreement of Intent, dated May 17, 1997 (hereinafter referred to as "Agreement"), providing for the terms and conditions to organize a Brazilian corporation, with the purpose of operating in the Brazilian market of rendering of services for the introduction of telecommunication systems, and which stocks would be 100% (one hundred per cent) held by the Parties.

B. Inepar, organized on June 26, 1997, a corporation under its control, named MasTec Inepar, S.A.- Sistemas de Telecomunicacoes, with head office at Avenida Jusceline K. De Oliveira, no. 11.400-CIC, in the city of Curitiba, State of Parana, Brazil, with acts of incorporation filed with the Most Worthy Commercial Registry of the State of Parana, Brazil, under no. 41300045739, in session held on July 01, 1997 (hereinafter referred to as ("Corporation"), in order that, in the future and in accordance with the Agreement, the Corporation carried out a capital increase to allow the admittance of the new stockholder MasTec (hereinafter referred to as "Capital Increase"), and as of the Capital Increase, referred to as "Newco"




























































































































































































Taking into consideration the terms of the Agreement of Intent and its mutual commitments stipulated herein, the Parties agree to execute this Agreement to be governed by the following clauses and conditions:

I - THE CORPORATION

1.       The corporation  capital is currently composed of 100,000 (one hundred)

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         common  nominative  stocks,  in that Inepar  holds  99.50% of its total capital:
         1.1 Newco shall be a corporation governed by the provisions of its articles of organization (hereinafter referred to as "Articles of Organization") and by the applicable laws, in that all of its existing stocks and each and every stock to be issued in the future shall be subject to the terms and conditions of this Agreement.

2. Inepar transferred the Corporation all backlog - with the respective accounting on June 30, 1997 - of its agreement:

(i)      -    PI 5148 with Telrj, dated June 30, 1996;
(ii)     -    PI 5152 with Equitel, dated February 17, 1997;
(iii)    -    PI 5153 with Telepar, dated March 11, 1997;
(iv)     -    PI 5154 with Telepar, dated January 31, 1997;
(v)      -    PI 5155 with Telesp, dated December 31, 1996;
(vi)     -    PI 5156 with Telesp, dated December 31, 1996;
(vii)    -    PI 5157 with Motorola, dated March 11, 1997;
(viii)   -    PI 5158 with Telesp, dated May 30, 1997;
(ix)     -    PI 5159 with Telesp, dated June 23, 1997;
(x)      -    PI 5160 with Telepar, dated April 01, 1997, and
(xi)     -    PI 5161 with Alcoa,  dated June 20, 1997,  (hereinafter  jointly referred to as "Transferred Agreements").

Inepar shall also transfer the Corporation the Agreements which on the occasion of this Agreement are under negotiation with the customers:

(i)       Motorola - Telepar - South  Region, valued estimated at
          US $32,000,000.00 (thirty two million US dollars);
(ii)      Consorcio  Globaltelecom - Band E. Value estimated at
          US $100,000,000.00 (one hundred million US dollars)and
(iii) Telepar - infrastructure for the conventional telephony, value estimated at US $9,000,000.00 (nine million US dollars), (hereinafter jointly referred to as "Agreements to be Transferred").

The Transferred Agreements together with the Agreements to be Transferred represent a total backlog of approximately the equivalent in Brazilian currency to US $370,000,000.00 (three hundred seventy million US dollars), in that the Agreements to be Transferred shall be automatically incorporated to Newco by Inepar on the occasion of their definite execution.



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         2.1      Inepar  shall  gear its best  efforts  with its  customers  to approve the transfer of the Transferred Agreements and of the Agreements to be Transferred to Newco. In the event the status of minority of Inepar in Newco causes any impediment for the presentation of the Agreements at Newco, the Parties shall consider, among others, the alternative to subcontract the purpose of the Transferred Agreements and of the Agreements to be Transferred to Newco and/or present Newco the Backlog - with the respective accounting - of other agreements or services for Inepar and/or of any of its subsidiary companies in order to perform the amount of the invoicing and respective margins of profitability which arise out of the agreements herein referred to above.

II.      CAPITAL INCREASE

3. The Parties agree that at July 31, 1997 (hereinafter referred to as "capital increase date") Inepar, company's majority stockholder, will carry out a Special Stockholders' Meeting, recording its respective Minutes with the purpose of: (i) increasing the corporate's capital so as to allow the admittance of the new stockholder MasTec,
         (ii) transferring the head office of Newco from Curitiba (State of Parana) to Sao Paulo (State of Sao Paulo) and (iii) issuing new common stocks of Newco (the "Stocks"), which shall be subscribed and paid in by MasTec representing fifty-one per cent (51%) of Newco's total capital (hereinafter referred to as "Subscription"). The Subscription shall be preceded by the guarantee statements issued by Inepar pursuant to item iv hereof.

         3.1 MasTec shall transfer, in cash the amount in Brazilian currency equivalent to us$ 29,400,000.00 (twenty-nine million four hundred thousand US dollars) in order to pay up the Stocks. Such value shall be paid in eleven (11) installments in that the first installment shall be paid, at the Capital increase Date, in the value, in Brazilian currency, equivalent to US$ 5,000,000.00 (five million US dollars), followed by ten
                  (10) equal monthly installments in the value, in Brazilian currency, equivalent to US$ 2,440,000.00 (two million four hundred forty thousand US dollars).

4. MasTec will pay Inepar, at the Capital Increase Date, a goodwill equivalent to two hundred fifty thousand (250,000) common stocks of MasTec and an option to acquire fifty thousand (50,000) additional common stocks of MasTec at the NYSE closing market price on May 16, 1997, for a term of up to ten (10) years.

5. Newco's stock composition, once the Subscription is carried out, will be fifty-one per cent (51%) of the stocks to MasTec and forty-nine percent (49%) of the stocks to Inepar, in order to allow the consolidation and merger of Newco results, in Brazil, in the accounting-financial structure of MasTec in the United States of America.

III - OPERATION CONDITIONS

6. On the Capital Increase Date, Inepar will provide and transfer to the Company all documents needed for the operation of the Corporation in the field of rendering of services of introduction of telecommunications systems.

7. After the Capital Increase Date, possible acquisitions of regional companies will be analyzed aiming for the best Brazilian market share; in that the first company to be analyzed for such purposes will be CIDE ENGEHARIA LTDA., with head office in the city of Curitiba, State of Parana, Brazil.



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IV - GUARANTEES AND REPRESENTATIONS

8. Inepar states the following:

         (A)   the legal  existence and regular operation and functioning of the
               Controlled   Corporation;
         (B) the validity and effectiveness of transferred Agreements and Agreements to be Transferred;
         (C) the nonexistence of any labor, fiscal or social security demand against the Controlled Corporation, and the nonexistence of any liens regarding the properties and assets of the Controlled Corporation;
         (D) the net equity position of Controlled Company is reflected in the balance sheet of the Capital increase Date, attached hereto as Annex 8 (D); and
         (E) the nonexistence of any liabilities or contingencies not disclosed in said Annex 8 (D).

V - NEWCO'S MANAGEMENT

9. After the Capital Increase date, the Parties agree that Newco shall have a Management Committee formed by up to five (5) members, among those it will necessarily be the President Director of Newco. The Management Committee shall be formed as follows: (i) one (1) member named Chairman, appointed by mutual agreement between the Parties; (ii) two (2) members simply named Committee Members appointed by MasTec; and
         (iii) other two (2) members simply named Committee Members appointed by Inepar. The powers of said Committee Members will be defined in the Articles of Organization.

         9.1 In case of temporary impediment, the Chairman himself may appoint another Member to substitute for him, and in case of definitive vacancy the Parities will choose, by common agreement, another Chairman who will be in office until the end of the tenure.

         9.2 In case of vacancy or definitive impediment of nay Committee Member, the Party which has appointed said Member shall appoint a substitute who will complete the performance of the tenure of the substituted Member.

10. Newco shall have a Board of Directors formed by up to five (5) members as follows; (i) one (1) member named President Director appointed by mutual agreement of the Parties, who will also be necessarily appointed for one of the office of the Company's Management Committee; (ii) tow
         (2) members named individually Executive Vice-President Director and Commercial Director appointed by President Director; (iii) one (1) member named Financial Managing Director appointed by MasTec; and (iv) one (1) member named Technical Director appointed by Inepar. The powers of said Directors will be defined in the Articles of Organization.

         10.1 In case of vacancy or definitive impediment of any Director, the party or the President Director who appointed him, as the case may be, shall appoint a substitute who will end the tenure of the substituted Director.

         10.2 Newco's President Director shall have all the necessary powers to carry out the Company's management.

         10.3     In   Newco's    President    Director    absence,    Executive
                  Vice-President Director, jointly with any other Director, may perform the President Director's duties.

         10.4 The Parties agree that, as stockholders of Newco, MasTec and/or Inepar, as the case may be, they may grant and assign a sole stock held by them to natural individuals who come to form the Management Committee of Newco, in order to comply with the legal demand related to the member of such board. The stocks then disposed of shall be encumbered in favor of the respective assignor stockholders. It is also agreed that, should any of said natural individuals fail to participate in Newco's Management Committee, the stocks shall be immediately assigned to the respective assignor stockholder, who will be fully in charge of such obligation fulfillment.

VI       NOTICES

11. Any notices shall be given, as provided for herein, in writing, and will be effective upon its receipt, if sent by registered air mail, and in case the notice is sent by fax it will be effective when confirmed by the original copy sent via registered air mail, to the Party at the address indicated hereinbelow or at another address, as said Party may indicate, by means of written notice pursuant to the provisions of this Section.

To MasTec:                                  To Inepar:
Attention:                                  Attention: Di Marco Pozzo
Fax No.:                                    Fax No.: ++ 55 41 341 1414

VII - MISCELLANEOUS

12. This Agreement shall be effective for a period of ten (10) years as of the present date or, whenever observed that time limitation meanwhile no changes in the original share of Newco's stockholders occur, and in such case, if none of them delivers a notice informing about its determination not to consent with its renewal before the end of the ten-year term, this Agreement shall be renewed without any additional measure for an indefinite term.

         12.1 In case of decrease in Newco's original interests, the terms of this Agreement shall be reviewed.



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13.      The  Parties  may  validate  the  obligations   hereunder  by  specific
         performance or any other legal action, including claim for damages, to which they have the right, under the applicable laws.

14. The terms of this Agreement shall bind the parties to their respective successors or authorized assignees. No right or obligation shall be granted or assigned hereunder, by any of the Parties, without prior written consent of the other Party.

15. This Agreement represents the full agreement between the Parties regarding the matters discussed and shall prevail on all other prior related settlements, compromises, and documents. Any amendments, cancellation or renounce shall require a written document duly executed by the Parties.

16. This Agreement will be ruled by Brazilian laws. Any disputes which result from this Agreement shall be (first settled by arbitration), and then, if necessary, by the Courts of the city of Sao Paulo, State of Sao Paulo, excluding any other, no matter how privileged it may be.

IN WITNESS WHEREOF, the Parties execute this Agreement in three (3) counterparts before the two (2) undersigned witnesses.

                                            Sao Paulo, July 21, 1997

                                  MASTEC, INC.

--------------------------                  ----------------------------
By:                                         By:
Title:                                      Title:

                       INEPAR S.A. INDUSTRIA E CONSTRUCOES


--------------------------                  ----------------------------
By:      Atilano De Oms Sobrinho            By:      Mario Celso Petraglia
Title:   President                          Title:   Vice-President

Witnesses:

--------------------------                  ----------------------------
By:                                         By:
RG:                                         RG

"SIDE LETTER"


Without any detriment of the provisions of the AGREEMENT executed between:

         MASTEC, INC., a company organized and existing under the laws of the State of Florida, United States of America, with head office at 3155 N.W. 77th Avenue, in the City of Miami, State of Florida, United States of America, and/or any of its affiliated companies (hereinafter referred to as "MasTec"), and

         INEPAR, S.A. - INDUSTRIA E CONSTRUCOES, a company organized and existing under the laws of Brazil, with head office at Av. Juscelino K. De Oliveria, no. 11.400, Cidade Industrial, in the city of Curitiba, State of Parana, Brazil (hereinafter referred to as "Inepar"), the parties, shareholders of MASTEC INEPAR S/A - SISTEMAS DE TELECOMUNICACOES, have established herewith that the decisions related to the matters specified hereafter shall be invariably made by mutual agreement:

a) Amendments to the Articles of Organization of MASTEC INEPAR S/A -SISTEMAS DE TELECOMUNICACOES related to:

         (i) changes to the corporate purposes which determine, directly or indirectly, amendments to the corporate purpose of products and services of the Corporation;

         (ii) creation, amendment or extinction of types of shares or rights related to the stocks;

         (iii) creation of beneficiary parties or debentures convertibles into stocks and/or that have interest in the profits, or of other securities which represent the interest in the capital and/or in the results of the Corporation or even securities which guarantee any rights of vote in the administration of the Corporation;

         (iv) definition and/or amendment to the fiscal year of the Corporation;

         (v) amendments to the policy of dividends distribution of the Corporation;

         (vi) definition and/or amendment to the hypothesis of call of the Statutory Audit Committee as well as of the number of its members;

b) - The following operational decisions:

         (i) dissolution, liquidation, bankruptcy, reorganization or suspension of the liquidation;

         (ii) reorganizations of corporations, such as mergers or consolidations and others which cause the creation, amendment and replacement of stocks or other securities which represent the interest in the capital and/or in the results of the Corporation;

         (iii) sale, acquisition or taxation of interest in any company which competes with the Corporation or which capital also pertains to a competitor of the Corporation or that holds majority interest in any company;

         (iv) increase and/or reduction in the corporate capital of the Corporation;

         (v) manufacture of new products and/or beginning of new projects unrelated to the rendering of services of introduction of systems of telecommunications.